EXHIBIT 10.25

AMENDMENT NUMBER 1
TO
WILLBROS GROUP, INC.
SEVERANCE PLAN

1. Introduction.  On September 25, 2003, the Board of Directors of Willbros Group, Inc. (the “Company”) approved and adopted an amendment to and restatement of the Willbros Group, Inc. Severance Plan (as amended, the “Plan”).  The Plan provides for the payment of benefits to a Participant in the event a Participant's employment with the Company or a Subsidiary is terminated under certain circumstances.  Terms used in this Amendment Number 1 and not defined herein have the meanings ascribed to such terms in the Plan.

2. Purpose.  Section 409A of the Internal Revenue Code, and Treasury Regulations promulgated thereunder, set forth rules which must be followed in connection with the payment of "non-qualified deferred compensation" (as such term is defined in section 409A and Treasury Regulations) to avoid the imposition of taxes on the recipients of such "nonqualified deferred compensation."  The purpose of this Amendment Number 1 is to redefine the benefits payable under the Plan so that such benefits do not constitute "nonqualified deferred compensation" subject to section 409A.

3. Amendments.  The Plan shall be amended as follows:

(a) Subsection 3.3.2(iii) is revised to delete the "and" at the end of such subsection.

(b) Subsection 3.3.2(iv) is revised to read as follows:

"(iv) such Participant and those of his dependents (including his spouse) who were covered under the medical and dental insurance benefit plans maintained by the Employer on the day prior to such Participant's termination of employment shall continue to be covered under such plans during the period beginning on the date of such Participant's termination of employment and continuing until the end of the period for which such Particpant would, but for the Plan, be entitled to continuation coverage under section 4980B of the Code (if the Particpant elected such coverage and paid the applicable premiums) at a cost to such Participant that is no greater than the lesser of (a) the cost of such coverage paid by such Participant immediately prior to such Participant's termination of employment or (b) the cost of such coverage paid by such Participant immediately prior to the Change in Control; provided, however, that (I) the benefits and terms of each such coverage shall be no less favorable in the aggregate than that provided to such Participant immediately prior to the Change in Control and (II) coverage under a particular medical or dental insurance benefit plan shall immediately end upon such Participant's obtainment of new employment and coverage under a similar welfare benefit plan maintained by such Participant's new employer (with such Participant being obligated hereunder to promptly report such new coverage to the Company); provided, further, that if such continued coverage will have adverse tax consequences to such Participant as compared to the tax consequences associated with similar coverage provided to an active executive employee, then the Employer shall provide identical coverage through individual policies that do not have such adverse tax consequences or otherwise pay to such Participant a cash gross-up payment to make such Participant approximately whole (on an after-tax basis) for such adverse tax consequences.  Such gross-up payment shall be estimated and made within sixty (60) days following the Participant's termination of employment.  Nothing herein shall be deemed to adversely affect in any way the additional rights, after consideration of this extension period, of such Participant and his eligible dependents to health care continuation coverage as required pursuant to Part 6 of Title I of ERISA; and"

(c) A new Subsection 3.3.2(v) is added, to wit:

"(v)  an amount equal to the Participant's costs for life insurance benefits for himself and his dependents who were covered by such benefits on the day prior to such Particpant's termination of employment, for a period of twenty-four (24) months following termination of employment, under the life insurance benefits plan maintained by the Employer on the day prior to such Participant's termination of employment, which amount will be paid directly by the Employer on the date such Particpant's termination of employment takes effect."

(d) The following sentence is added to Section 3.5 after the second sentence of such Section:

"Any required Gross-up Payment shall be paid to the Participant on the date such Participant's termination of employment takes effect."

(e) A new Subsection 8.9 is added, to wit:

"8.9 It is intended that the Severance Benefits paid under the Plan shall be exempt from, or in compliance with, Code section 409A.  This Plan is intended to comply with Code section 409A only if and to the extent applicable.  In this respect, any ambiguous provision will be construed in a manner that is compliant with or exempt from the application of Code section 409A.  To the extent that a Severance Benefit payment is subject to Code section 409A, it shall be revised and paid in a manner that will comply with Code section 409A.

Any payment(s) to be made to a Participant upon a termination of employment that are not exempted from the definition of nonqualified deferred compensation shall be (i) deferred until the Participant has had a "separation from service" as such term is defined in Code section 409A and the Treasury Regulations thereunder and (ii) in the event the Participant is a "specified employee" as defined in Code section 409A and the Treasury Regulations thereunder, further deferred until the first day following the six-month anniversary of such Participant's separation from service.

If any provision of this Plan would cause a Participant to incur any additional tax or interest under Code section 409A and accompanying Treasury Regulations and other authoritative guidance thereunder, the Company shall, after consulting with such Participant, reform such provision to comply with Code section 409A to the extent permitted under Code section 409A; provided, however, the Company agrees to maintain, to the maximum extent practicable, the original intent and economic benefit to such Participant of the applicable provision without violating the provisions of Code section 409A.

4. No Change.  Except as specifically set forth herein, this Amendment Number 1 does not change the terms of the Plan.

5. Effective Date.  This Amendment shall take effect and be adopted on the date that the Board of Directors of the Company approve this Amendment.

6. Multiple Counterparts.  This Amendment Number 1 This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

Executed as of the 31st day of December, 2008.

ATTEST:	WILLBROS GROUP, INC.

/s/ Dennis G. Berryhill	By:	/s/ Robert R. Harl
Dennis G. Berryhill		Robert R. Harl
Secretary		Chief Executive Officer

Section 6.2 of the Plan provides that the Plan may not be amended in a manner which decreases the benefits of a Participant unless such amendment is consented to in writing by such Participant.  The undersigned Participant consents to this Amendment Number 1.

Signed:
Printed Name:
Date:

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